Contact:	W. Gray Hudkins President and CEO 631-667-1200

FOR IMMEDIATE RELEASE

Langer, Inc. Announces Receipt of Nasdaq Letter Regarding Listing Requirements

Deer Park, New York - June 26, 2007 - Langer, Inc. (NASDAQ:GAIT, “Langer” or the “Company”) announced that at the Company's Annual Meeting of Stockholders held on June 20, 2007, one of the Company's "independent directors" (as that term is defined in Nasdaq Marketplace Rule 4350(c)(1)) did not stand for re-election to the Board of Directors, and therefore the Company no longer has a Board comprised of a majority of "independent directors" as required by that rule. The Company expects to fill the vacancy with an "independent director" prior to the earlier of (i) June 20, 2008, or (ii) the date of the next annual meeting of stockholders, as required by the rule. On June 21, 2007, the Company received a notice from the staff of The Nasdaq Stock Market ("Nasdaq") indicating that the Company is not currently in compliance with the rule and confirming the time that the Company has to comply with the rule.

Langer, Inc., together with its wholly owned subsidiaries Silipos, Inc., and Regal Medical, Inc., is a leading provider of quality medical products and services targeting the long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft, Inc., and Silipos, Inc., the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer Park, NY, and has additional manufacturing facilitates in Niagara Falls, NY, Winooski, VT, Montreal, Canada, Stoke-on-Trent, UK, and sales and marketing offices in Toronto, Canada, Dallas Texas, and New York, NY.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's 2006 Form 10-K, Proxy Statement for the 2007 Annual Meeting of Stockholders, and recently filed Form 10-Q's and Form 8-K's.

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